WILSHIRE FINANCIAL SERVICES GROUP SETS ANNUAL MEETING DATE

Beaverton, Oregon (Business Wire) – May 6, 2003 – Wilshire Financial Services Group Inc. (OTCBB:WFSG) today announced that it will hold its annual meeting at 10:30 a.m. on Wednesday, June 25, 2003 at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067. Stockholders of record on the books of the Company as of the close of business on May 21, 2003 will be entitled to notice of and to vote at the meeting.

Wilshire Financial Services Group Inc., headquartered in Beaverton, is a diversified financial services company which conducts business in the following areas:

Banking Operations through its wholly-owned Banking subsidiary, First Bank of Beverly Hills, F.S.B. First Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision with approximately $772 million in total assets and $385 million of deposits. First Bank originates and acquires residential and commercial loans, invests in primarily AAA-rated and government agency mortgage-backed securities, and offers certificates of deposit and retail deposits through its branch location.

Specialty Servicing and Finance Operations through its loan servicing subsidiary, Wilshire Credit Corporation (“WCC”), and its investment subsidiary Wilshire Funding Corporation (“WFC”). WCC is a Standard and Poor’s and Fitch IBCA-rated national servicing organization and recognized leader in servicing labor-intensive performing, sub-prime, sub-performing, non-performing and high-LTV residential and commercial mortgages. WFC acquires pools of residential and commercial mortgage loans where WCC acts as servicer.

For further information, please see our web site (www.wfsg.com) for our Annual 10-K Report and related communications.

Contact Information:

Wilshire Financial Services Group Inc.
Stephen P. Glennon
Chief Financial Officer and
Chief Financial Officer
503-223-5600